As filed with the Securities and Exchange Commission on March 29, 2017

Registration No. 333-212432

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Cellect Biotechnology Ltd.

(Exact name of Registrant as specified in its charter)

State of Israel	2836	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

23 Hata’as Street
Kfar Saba, Israel 44425
(+972) (9) 974 1444

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vcorp Services, LLC
25 Robert Pitt Drive, Suite 204
Monsey, New York 10952
888-528-2677

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Oded Har-Even, Esq.
Howard E. Berkenblit, Esq.
Shy S. Baranov, Esq.
Zysman, Aharoni, Gayer and
Sullivan & Worcester LLP
1633 Broadway
New York, NY 10019
Telephone: (212) 660-3000
Facsimile: (212) 660-3001	Ronen Kantor, Esq. Giora Gutman, Esq. Doron Tikotzky Kantor Gutman Cederboum & Co 12 Abba Hillel Silver Rd. Ramat Gan, Israel 52506 (+972) (3) 613-3371 (+972) (3) 613-3372 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Explanatory Note

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form F-1 (File No. 333-212432) (the “Registration Statement”) is being filed pursuant to our undertaking in the Registration Statement to update and supplement information contained in the Registration Statement, as originally filed and declared effective by the Securities and Exchange Commission (the “SEC”) on July 28, 2016, to incorporate by reference the Company’s Annual Report on Form 20-F for the year ended December 31, 2016 as filed with the SEC on March 23, 2017. The Registration Statement originally covered (i) a primary offering (the “Offering”) of 1,292,308 of our American Depositary Shares (“ADSs”) and warrants to purchase 1,035,121 ADSs at an aggregate offering price of $6.50 per ADS and warrant, including warrants purchased pursuant to the underwriters’ overallotment option, and (ii) the offering of warrants to purchase 77,538 ADSs at an exercise price of $8.775 that were issued to the underwriters in the Offering. The Registration Statement now covers the sale of ADSs issuable from time to time upon exercise of such warrants that remain unexercised.

The information included in this filing updates the Registration Statement and the prospectus contained therein (the “Prospectus”). No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated March 29, 2017

Up to 1,112,659 American Depositary Shares
(Each American Depositary Share Representing 20 Ordinary Shares)
Issuable Upon Exercise of Warrants

This prospectus relates to the issuance of up to 1,112,659 American Depositary Shares, or ADSs, upon the exercise of (1) warrants to purchase 1,035,121 ADSs that were issued on August 3, 2016 as part of a public offering of ADSs and warrants, which are exercisable at an exercise price of $7.50 per ADS, and were exercisable immediately upon issuance and expire five years from the date of issuance; and (2) warrants to purchase 77,538 ADSs that were issued on August 3, 2016 to the underwriter in the public offering and are exercisable at an exercise price of $8.775 per ADS, were exercisable six months following their issuance and expire four years from the date of issuance. Each ADS represents 20 of our ordinary shares, no par value, or the ordinary shares.

Our ordinary shares are currently traded on the Tel Aviv Stock Exchange, or the TASE, under the symbol “CLBD.” The last reported sale price of our ordinary shares on the TASE on March 26, 2017 was NIS 1.18, or $0.32, per share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.646 = $1.00). Our ADSs and our warrants are listed on the NASDAQ Capital Market under the symbols “APOP” and “APOPW”, respectively. The last reported sale price of our ADSs on the Nasdaq Capital Market on March 27, 2017 was $10.90 per ADS.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

Investing in the ADSs involves certain significant risks. See “Risk Factors” beginning on page 6 of this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before you invest.

None of the U.S. Securities and Exchange Commission, or the SEC, the Israeli Securities Authority, or the ISA, or any other state or foreign regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated            , 2017.

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About This Prospectus

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by, or on behalf of, us or to which we have referred you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The securities are not being offered in any jurisdiction where their offer or sale is not permitted. This prospectus is not an offer to sell or the solicitation of an offer to buy the warrants in any circumstances under which such offer or solicitation is unlawful. This document may only be used where it is legal to sell these securities. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or when any sale of the warrants occurs. Our business, financial condition, results of operations and prospects may have changed since that date. Neither we nor the underwriters take any responsibility for, nor do we provide any assurance as to the reliability of, any information other than the information in this prospectus and any free writing prospectus prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of the ADSs means that information contained in this prospectus is correct after the date of this prospectus.

Before you invest in the ADSs, you should read the registration statement (including the exhibits thereto) of which this prospectus forms a part.

Throughout this prospectus, unless otherwise designated, the terms “we”, “us”, “our”, “Cellect”, “the Company” and “our Company” refer to Cellect Biotechnology Ltd. and its wholly-owned subsidiaries. References to “ordinary shares”, “ADSs”, “warrants” and “share capital” refer to the ordinary shares, ADSs, warrants and share capital, respectively, of Cellect.

Our financial statements are prepared and presented in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. Our historical results do not necessarily indicate our expected results for any future periods.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Unless derived from our financial statements or otherwise noted, the terms “shekels,” “Israeli shekels” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “U.S. dollar,” “US$,” “USD” or “$” refer to U.S. dollars, the lawful currency of the United States.

We have not taken any action to permit a public offering of the ADSs and/or warrants outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and warrants and the distribution of this prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights selected information presented in greater detail elsewhere in this prospectus. This summary does not include all the information you should consider before investing in the ADSs. Before investing in the ADSs, you should read this entire prospectus and the documents incorporated by reference herein carefully for a more complete understanding of our business and this offering, including our audited and unaudited financial statements and related notes and the section titled “Risk Factors” included in our Annual Report on Form 20-F for the year ended December 31, 2016.

Business Overview

We are an emerging biotechnology company that has developed a novel technology platform known as Powered by Cellect that functionally selects stem cells in order to improve the safety and efficacy of regenerative medicine and stem cell therapies. We aim to become the standard enabling technology for the enrichment of the stem cell population for companies developing stem cell therapies, for physicians practicing regenerative medicine and for researchers and academia engaged in stem cell research.

We believe our innovative technology platform represents a potential breakthrough in the field of regenerative medicine by using functional selection of stem cells. Efficient selection enables retention of most of the stem cells from various starting bulk of cells while eliminating mature cells from this bulk of raw material. Animal models suggest that this process results in dramatic decrease of toxicity coupled with the enrichment of the stem cell population.

Our Powered by Cellect technology platform takes advantage of a functional characteristic of stem cells relating to apoptosis. Apoptosis is the process of programmed cell death and is a vital part of physiological development and maintenance of all organisms. Stem cells flourish in an environment where normal cells die because their major role is reconstitution of damaged tissue. Stem cells are attracted to areas of cell death, areas typified by very high levels of apoptotic activity and apoptotic-inducing signals.

We are currently developing our first product based on our Powered by Cellect technology platform, the ApotainerTM selection kit. The ApotainerTM selection kit is an easy to use, cost effective, off the shelf stem cell selection kit. The kit proof of efficacy is tested in clinical use in allogeneic (using stem cells from a donor) Hematopoietic stem cell transplantation (“HSCT”) for the treatment of hematological malignancies (blood cancers such as leukemia and lymphoma). HSCT, also known as bone marrow transplantation, has for decades been curative for many patients with hematological malignancies. Clinical trials have shown that HSCT can also be used for other non-malignant indications (such as autoimmune diseases), but is rarely used due to high toxicity. However, application of allogeneic HSCT is limited by Graft versus Host Disease, or GvHD, a condition in which the transplanted immune cells (populating the graft in 10,000 higher numbers then the stem cells) recognize the host cells and organs as foreign and attack them. GvHD does not resolve by itself and is a major cause of transplant-related morbidity and mortality. Despite improvements in the outcome of HSCT over recent years through improved supportive care, infection control and use of reduced intensity and reduced toxicity conditioning regimens, HSCT is still associated with significant morbidity and mortality mainly due to GvHD, and as such HSCT is restricted to patients with life threatening diseases. Due to non-efficient selection of stem cells for HSCT, the complex and expansive laboratory process performed using technologies currently available is able to reduce toxicity only at a significant tradeoff — failure of engraftment, graft rejection, cancer reoccurrence and high costs of treatment.

We have chosen allogeneic HSCT for the treatment of hematological malignancies as our first target indication for our Powered by Cellect technology platform in order to clinically validate that our technology can efficiently select stem cells resulting in neutralizing harmful cells and their associated medical complications. We believe that demonstrating the safety of our technology for this indication will validate the use of our Powered by Cellect technology platform for the treatment of other indications (e.g., solid organ transplantation and auto-immune diseases) and consequently for the adoption of our Powered by Cellect technology platform by stem cell therapeutic companies, academia, researchers and others seeking to enrich their stem cell population. In that regard, we believe that after the first reported results of our human trials, as discussed further below, we will achieve validation of our product’s safety profile, which may result in permitting us to further develop our technology for multiple indications, even before marketing approval is obtained. In addition, we believe such validation of our proof of concept will provide us with the opportunity to license our Powered by Cellect technology platform in the near term.

We plan to bring our ApotainerTM selection kits to market for HSCT as a combination product subject to the primary jurisdiction of the Center for Biologics Evaluation and Research, which is likely to result in the regulatory path usually followed for medical devices. The term “combination product”, when used to describe our ApotainerTM selection kits, refers to a product, regulated by the U.S. Federal Drug Administration, or FDA, which is comprised of a consumable medical device (container) with a biological activity. We believe that our ApotainerTM selection kit will be designated as an orphan product and possibly a breakthrough technology, which, if received, would result in a reduced cost of development and expedited marketing approvals, however there is no assurance that such designations will ever be obtained.

All of our research efforts to date have culminated in two studies performed on human HSCT grafts. The first study was performed during 2015 – 2016. In this study we used small portions of a graft to validate and optimize the process, and show robustness and repeatability of the process. More than 100 samples were analyzed for the different effects on the various groups of cells (stem and mature immune) as well as their functional capabilities (such as migration, colony forming). Some of these samples were transplanted into murine models for safety and GvHD assessments. Results from this study are planned to be published in an upcoming medical conference. The second study, which was initiated in the first quarter of 2017, is performed on cancer patients undergoing matched related HSCT transplantation. This Phase I/II trial was approved by the Israeli Ministry of Health and the Rambam Medical Center’s ethical committee. The first patient was recruited for this trial on February 6, 2017, and we expect interim results from this study during the second half of 2017.

Consequently, we hope to commence a second human trial in the United States and/or Europe in the first half of 2018. We plan on holding a pre-Investigational New Drug meeting with the FDA during the first half of 2017 and hopefully initiate an FDA study before the end of 2017. We hope to initiate a pivotal study in 2018-2019.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company,” as defined in the JOBS Act. For as long as we are deemed an emerging growth company, we are permitted to and intend to take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies, including:

•	an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; and
•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about our audit and our financial statements.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, or the Securities Act, which such fifth anniversary will occur on August 3, 2021. However, if certain events occur prior to the end of such five year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Implications of being a Foreign Private Issuer

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we intend to report our financial results on a quarterly basis, we are not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. We also present financial statements pursuant to IFRS instead of pursuant to U.S. generally accepted accounting principles. Furthermore, although the members of our management and supervisory boards are required to notify the ISA of certain transactions they may undertake, including with respect to our ordinary shares, our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we also are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted and currently follow certain home country corporate governance practices instead of those otherwise required under the listing rules of NASDAQ Capital Market, or NASDAQ, for domestic U.S. issuers (See “Risk Factors — Risks Related to the ADSs and the Offering.”) These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an emerging growth company.

Our Corporate Information

Cellect Biotechnology Ltd. was incorporated in Israel in 1986 under the name Montiger Ltd. Between 1986 and 2013, we underwent several name changes, most recently on August 28, 2013, when we changed our name to our current name. Since 1990, our shares have been traded on the TASE. On May 16, 2016, we obtained shareholder approval to change our name to Cellect Biotechnology Ltd. We changed our name to Cellect Biotechnology Ltd. on July 21, 2016.

From October 25, 2012 until July 1, 2013, we did not have any business operations, excluding administrative management. On June 30, 2013, a general meeting of our shareholders approved our merger by way of share exchange with Cellect Biotherapeutics Ltd. (renamed from Cellect Biotechnology Ltd. during 2016, or Cellect Biotherapeutics). As a result of the merger, which closed on July 1, 2013, Cellect Biotherapeutics became our fully owned subsidiary and we issued to shareholders of Cellect Biotherapeutics 44,887,373 ordinary shares, options (Series 1) exercisable for 227,358 ordinary shares until April 30, 2018 and options (Series 2) exercisable for 341,037 ordinary share (all of such 341,037 options were subsequently exercised into ordinary shares), which constituted 85% of our then outstanding share capital on a fully diluted basis.

Cellect Biotherapeutics was incorporated in Israel in 2011 for the purpose of developing novel and unique technologies that allow the functional selection of stem cells through the substantial reduction of the complications that exist today in acceptable selection methods and increasing the chances of success of stem cell therapies.

Our principal executive offices are located at 23 Hata’as Street, Kfar Saba, Israel 44425, and our telephone number is (+972) (9) 974-1444. Our website is www.cellectbio.com. Information contained on, or accessible through, our website is not incorporated by reference herein and shall not be considered part of this prospectus. Our agent for service of process in the United States is Vcorp Services, LLC, Monsey, New York 10952, and whose telephone number is 888-528-2677.

THE OFFERING

Securities offered by us
Up to 1,112,659 ADSs issuable upon exercise of warrants, or the Warrants, including Warrants exercisable for 1,035,121 shares issued as part of a public offering of ADSs and warrants, or the Investor Warrants, and Warrants exercisable for 77,538 ADSs issued the underwriters in the public offering, or the Representative’s Warrants.
Description of the Investor Warrants
The Investor Warrants have a per share exercise price of $7.50. The Investor Warrants were exercisable immediately upon issuance and will expire on August 3, 2021.
Description of the Representative’s Warrants
The Representative’s Warrants have a per share exercise price of $8.775. The Representative’s Warrants were exercisable six months after issuance and will expire on August 3, 2020.
Ordinary shares outstanding immediately after this offering
129,836,665 ordinary shares if the warrants offered in this offering are exercised in full.
Listing
Our ADSs and warrants are listed on NASDAQ under the symbols “APOP” and “APOPW” respectively. Our ordinary shares are listed on the TASE under the symbol “CLBD”.
Depositary
The Bank of New York Mellon, Depositary
The ADSs
Each ADS represents 20 ordinary shares.
The depositary will hold the ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement.
To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.
Use of proceeds
We estimate that we will receive net proceeds from this offering of approximately $8.4 million if the warrants are fully exercised.
We intend to use the net proceeds from the exercise of the warrants to fund our Phase I/II single arm, open label clinical trial, perform a pivotal study, develop our Apotainer selection kit product, advance the development of our Powered by Cellect technology platform for additional indications and for general research activities as well as for working capital and other general corporate purposes. See “Use of Proceeds”.
Risk Factors
You should read the “Risk Factors” section starting on page 6 of this prospectus for a discussion of factors to consider before deciding to invest in our securities.

The number of ordinary shares that will be outstanding immediately after this offering is based on 107,583,485 ordinary shares outstanding as of March 26, 2017. This number excludes, as of such date:

•	2,686,693 ordinary shares held in treasury;
•	6,540,616 ordinary shares issuable upon the exercise of 6,540,616 options at a weighted average exercise price of NIS 1.20 ($0.33) per share issuable under the Cellect Biotechnology Ltd. 2014 Global Incentive Option Scheme, or the 2014 Cellect Option Plan, and an additional 5,830,355 ordinary shares reserved for future issuance under our 2014 Cellect Option Plan;
•	227,358 ordinary shares issuable upon the exercise of 227,358 options at exercise price of NIS 1.00 ($0.27) per share issued to a consultant;
•	4,719,500 ordinary shares issuable upon the exercise of 4,719,500 options (Series 1) at an exercise price of NIS 1.85 ($0.51) per share; and
•	1,927,801 ordinary shares issuable upon the exercise of 1,927,801 options (Series A) at an exercise price of NIS 2.1 ($0.58) per share;

Unless otherwise indicated, all information in this prospectus assumes or gives effect to no exercise of outstanding options or warrants described above.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described under the heading “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, which is incorporated by reference into this prospectus, as well as the other information in this prospectus or incorporated by reference into this prospectus (including our financial statements and the related notes), before deciding whether to invest in our securities. Investment risks can be market-wide as well as unique to a specific industry or company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. The occurrence of any of the risks described in our Annual Report could harm our business, financial condition, results of operations or growth prospects. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

USE OF PROCEEDS

We received gross proceeds from the sale of ADSs and the Investor Warrants of approximately $8.4 million. As of March 26, 2017, we have not received any additional proceeds from the exercise of Warrants. In the event of full exercise for cash of all of the Warrants that remain outstanding, we will receive gross proceeds of approximately $8.4 million.

The principal reason of this offering is to provide ADSs issuable upon exercise of the Warrants. We intend to use the proceeds from the exercise of the Warrants to fund our Phase I/II single arm, open label clinical trial, perform a pivotal study, develop our Apotainer selection kit product, advance the development of our Powered by Cellect technology platform for additional indications and for general research activities as well as for working capital and other general corporate purposes.

DIVIDENDS AND DIVIDEND POLICY

We have never declared or paid cash dividends to our shareholders. Currently, we do not intend to pay cash dividends. We intend to reinvest any earnings in developing and expanding our business. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on a number of factors, including future earnings, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, applicable Israeli law and other factors our board of directors may deem relevant. In addition, the distribution of dividends is limited by Israeli law, which permits the distribution of dividends only out of distributable profits.

If we pay any dividends, we will also pay such dividends to the ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. No dividends will accrue for any unexercised warrants. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid to ADS holders in U.S. dollars.

DILUTION

Our historical net tangible book value as of December 31, 2016, was approximately NIS 28.5 million, or $7.4 million, corresponding to a net tangible book value of NIS 0.26 or $0.07 per ordinary share or $1.38 per ADS (using the ratio of 20 ordinary shares to one ADS), as of such date. We calculate our historical net tangible book value per share or per ADS by taking the amount of our total tangible assets, subtracting the amount of our total liabilities, and then dividing the difference by the actual total number of ordinary shares or ADSs outstanding, as applicable.

After giving effect to the issuance of 1,112,659 ADSs upon exercise of Warrants for cash in this offering, our net tangible book value as of December 31, 2016 would have been NIS 61.0 or $15.8, or NIS 0.47 or $0.12 per ordinary share or $2.44 per ADS (using the ratio of 20 ordinary shares to one ADS). This represents an immediate increase in net tangible book value of NIS 0.2 or $0.05 per ordinary share to existing stockholders and an immediate dilution in net tangible book value of $0.25 per ordinary share to holders of the Warrants, in this offering. The following table illustrates this dilution on a per share basis:

	NIS	$
Weighted average exercise price per ADS	28.84	7.50
Actual net tangible book value per ADS as of December 31, 2016	5.30	1.38
Increase in net tangible book value per ADS attributable to purchasers purchasing ADSs pursuant to warrant exercises in this offering	4.09	1.06
Pro forma net tangible book value per ADS, as adjusted to give effect to this offering	9.39	2.44
Dilution per ADS to purchasers in this offering	19.45	5.06

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is a summary of the material terms of our articles of association and Israeli corporate law regarding our shares and the holders thereof. This description contains all material information concerning our ordinary shares but does not purport to be complete. For a complete description, you should read our articles of association, a copy of which has been filed with the SEC as an exhibit to the registration statement on Form F-1 of which this prospectus forms a part. The following description is qualified in its entirety by reference to our articles of association and applicable law.

Ordinary Shares

As of July 24, 2016, our authorized share capital consists of 500,000,000 ordinary shares, no par value. As of March 26, 2017, there are 107,583,485 ordinary shares outstanding (which excludes 2,686,693 ordinary shares held in treasury). All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Pursuant to Israeli securities laws, a company whose shares are traded on the TASE may not have more than one class of shares for a period of one year following its registration, after which it is permitted to issue preferred shares (which shall bear a dividend preference and shall not have any voting rights), and all outstanding shares must be validly issued and fully paid. All outstanding shares must be registered for trading on the TASE which currently prohibits the issuance of more than one class of shares.

Options

As of March 26, 2017, the following number of options are outstanding:

•	6,540,616 ordinary shares issuable upon the exercise of 6,540,616 options at a weighted average exercise price of NIS 1.20 ($0.33) per share issuable under the 2014 Cellect Option Plan;
•	227,358 ordinary shares issuable upon the exercise of 227,358 options at exercise price of NIS 1.00 $0.27 per share issued to a consultant;
•	4,719,500 ordinary shares issuable upon the exercise of 4,719,500 options (Series 1) at an exercise price of NIS 1.85 $0.51 per share; and
•	1,927,801 ordinary shares issuable upon the exercise of 1,927,801 options (Series A) at an exercise price of NIS 2.1 $0.58 per share.

We maintain our 2014 Cellect Option Plan, which was adopted by our board of directors in February 2014 and is scheduled to expire in 2024. The 2014 Cellect Option Plan provides for the grant of options to our directors, officers, employees, consultants, advisers and service providers. As of March 26, 2017, 12,707,971 ordinary shares have been reserved for issuance under the 2014 Cellect Option Plan. To date, an aggregate amount of 9,063,261 options to purchase 9,063,261 ordinary shares were granted, 2,522,645 were expired or forfeited and 6,540,616 are currently outstanding. Of such outstanding options, options to purchase 3,305,112 ordinary shares were exercisable as of March 26, 2017, with a weighted average exercise price of NIS 1.45 per share, and will expire 10 years from the date of grant, during the years 2024 – 2026.

Articles of Association

The following are summaries of material provisions of our articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Purposes and Objects of the Company

Our purpose is set forth in Section 2 of our articles of association and includes every lawful purpose.

Registration Number

Our number with the Israeli Registrar of Companies is 520036484.

Voting Rights

Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders at a shareholders meeting. Shareholders may vote at shareholders meetings either in person, by proxy or by written ballot. Israeli law does not allow public companies to adopt shareholder resolutions by means of written consent in lieu of a shareholders meeting. The board of directors shall determine and provide a record date for each shareholders meeting and all shareholders at such record date may vote. Unless stipulated differently in the Companies Law or in the articles of association, all shareholders’ resolutions shall be approved by a simple majority vote. Except as otherwise disclosed herein, an amendment to our articles of association requires the prior approval of a simple majority of our shares represented and voting at a general meeting.

Transfer of Shares

Our ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. See “Shares Eligible for Future Sale” with respect to the applicable U.S. law. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or Israeli law, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

The Powers of the Directors

Our board of directors directs our policy and supervises the performance of our Chief Executive Officer. Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our articles of association to be exercised or taken by our shareholders.

Amendment of Share Capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general or special meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings and profits and an issuance of shares for less than their nominal value, require a resolution of our board of directors and court approval.

Dividends

Under Israeli law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of distribution. In the event that we do not have retained earnings or earnings generated over the two most recent years legally available for distribution, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it determines that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Shareholders Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year and in any event no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law and our articles of association provide that our board of directors is required to convene a special meeting upon the written request of (1) any two of our directors or one quarter of the directors then in office; or (2) one or more shareholders holding, in the aggregate either (a) 5% of our issued share capital and 1% of our outstanding voting power, or (b) 5% of our outstanding voting power.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors. Furthermore, the Companies Law and our articles of association require that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•	amendments to our articles of association;
•	appointment or termination of our auditors;
•	appointment and dismissal of directors and external directors;
•	approval of acts and transactions requiring general meeting approval pursuant to the Companies Law;
•	director compensation, indemnification and change of the principal executive officer;
•	increases or reductions of our authorized share capital;
•	a merger;
•	the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management; and
•	authorizing the Chairman of the board of directors or his relative to act as the company’s Chief Executive Officer or act with such authority; or authorize the company’s Chief Executive Officer or his relative to act as the Chairman of the board of directors or act with such authority.

The Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

The Companies Law does not allow shareholders of publicly traded companies to approve corporate matters by written consent. Consequently, our articles of association do not allow shareholders to approve corporate matters by written consent.

Pursuant to our articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting.

Quorum

The quorum required for our general meetings of shareholders consists of two or more shareholders present in person, by proxy or by other voting instrument in accordance with the Companies Law and our articles of association who hold or represent, in the aggregate, at least 33 1/3% of the total outstanding voting rights, within half an hour from the appointed time.

A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place or on a later date if so specified in the summons or notice of the meeting. At the reconvened meeting, and within half an hour from the appointed time, any number of our shareholders present in person or by proxy shall constitute a lawful quorum.

Resolutions

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by applicable law.

Israeli law provides that a shareholder of a public company may vote in a meeting and in a class meeting by means of a written ballot in which the shareholder indicates how he or she votes on resolutions relating to the following matters:

•	an appointment or removal of directors;
•	an approval of transactions with office holders or interested or related parties, that require shareholder approval;

•	an approval of a merger;
•	authorizing the Chairman of the board of directors or his relative to act as the company’s Chief Executive Officer or act with such authority; or authorize the company’s Chief Executive Officer or his relative to act as the Chairman of the board of directors or act with such authority;
•	any other matter that is determined in the articles of association to be voted on by way of a written ballot. Our articles of association do not stipulate any additional matters; and
•	other matters which may be prescribed by Israel’s Minister of Justice.

The provision allowing the vote by written ballot does not apply where the voting power of the controlling shareholder is sufficient to determine the vote.

The Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power. This is required when voting at general meetings on matters such as changes to the articles of association, increasing the company’s registered capital, mergers and approval of certain interested or related party transactions. A shareholder also has a general duty to refrain from depriving any other shareholder of its rights as a shareholder. In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under such company’s articles of association, can appoint or prevent the appointment of an office holder or other power towards the company, is required to act with fairness towards the company. The Companies Law does not describe the substance of this duty except that the remedies generally available upon a breach of contract will also apply to a breach of the duty to act with fairness, and, to the best of our knowledge, there is no binding case law that addresses this subject directly.

Under the Companies Law, unless provided otherwise in a company’s articles of association, a resolution at a shareholders meeting requires approval by a simple majority of the voting rights represented at the meeting, in person, by proxy or written ballot, and voting on the resolution. Generally, a resolution for the voluntary winding up of the company requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the resolution.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Access to Corporate Records

Under the Companies Law, all shareholders of a company generally have the right to review minutes of the company’s general meetings, its shareholders register and principal shareholders register, articles of association, financial statements and any document it is required by law to file publicly with the Israeli Companies Registrar and the ISA. Any of our shareholders may request to review any document in our possession that relates to any action or transaction with a related party, interested party or office holder that requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise prejudice our interests.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the same class for the purchase of all of the issued and outstanding shares of the same class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved the tender offer except that if the total votes to reject the tender offer represent less than 2% of the company’s issued and outstanding share capital, in the aggregate, approval by a majority of the offerees that do not have a personal interest in such tender offer is not required to complete the tender offer). However, a shareholder that had its shares so transferred may petition the court within six months from the date of acceptance of the full tender offer, whether or not such shareholder agreed to the tender or not, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court unless the acquirer stipulated in the tender offer that a shareholder that accepts the offer may not seek appraisal rights, so long as prior to the acceptance of the full tender offer, the acquirer and the company disclosed the information required by law in connection with the full tender offer. If the shareholders who did not accept the tender offer hold 5% or more of the issued and outstanding share capital of the company or of the applicable class, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, unless one of the exemptions in the Companies Law is met. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of 45% or more of the voting rights in the company, if there is no other shareholder of the company who holds 45% or more of the voting rights in the company, unless one of the exemptions in the Companies Law is met.

A special tender offer must be extended to all shareholders of a company, but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Under regulations enacted pursuant to the Companies Law, the above special tender offer requirements may not apply to companies whose shares are listed for trading on a foreign stock exchange if, among other things, the relevant foreign laws or the rules of the stock exchange, include provisions limiting the percentage of control which may be acquired or that the purchaser is required to make a tender offer to the public. However, the ISA’s opinion is that such leniency does not apply with respect to companies whose shares are listed for trading on stock exchanges in the United States, including NASDAQ, which do not provide for sufficient legal restrictions on obtaining control or an obligation to make a tender offer to the public, therefore the special tender offer requirements shall apply to such companies.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, a majority of each party’s shares voted on the proposed merger at a shareholders meeting called with at least 35 days’ prior notice.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and 30 days have passed from the date the merger was approved by the shareholders of each party.

Antitakeover Measures

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. As of the date of this prospectus, we do not have any authorized or issued shares other than our ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our articles of association which requires the prior approval of the holders of a majority of our shares at a general meeting. In addition, the rules and regulations of the TASE also limit the terms permitted with respect to a new class of shares and prohibit any such new class of shares from having voting rights. Shareholders voting in such meeting will be subject to the restrictions provided in the Companies Law as described above.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES AND WARRANTS

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver ADSs upon the exercise of any Warrants. Each ADS issued upon such exercise will represent 20 ordinary shares (or a right to receive 20 ordinary shares) deposited with the principal Tel Aviv office of either of Bank Leumi or Bank Hapoalim, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.

You may hold ADSs either (a) directly (1) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (2) by having uncertificated ADSs registered in your name, or (b) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents see “Where You Can Find More Information”.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, the depositary will deduct any withholding taxes, or other required governmental charges. See “Taxation” below. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares.  The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed ordinary shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares.  If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may (1) exercise those rights on behalf of ADS holders, (2) distribute those rights to ADS holders or (3) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of ordinary shares, new ADSs representing the new ordinary shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions.  The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited ordinary shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

The depositary will try, as far as practical, subject to the laws of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the ordinary shares. However, you may not know about the meeting enough in advance to withdraw the ordinary shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We can not assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your ordinary shares are not voted as you requested. In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 60 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property. Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares
Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement); converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;
•	we delist our ordinary shares from an exchange on which they were listed and do not list the ordinary shares on another exchange;
•	we appear to be insolvent or enter insolvency proceedings all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;
•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or
•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;
•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;
•	are not liable if we or it exercises discretion permitted under the deposit agreement;
•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;
•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;
•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and
•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;
•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders meeting; or (3) we are paying a dividend on our shares;
•	when you owe money to pay fees, taxes and similar charges; or
•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holdings of uncertificated ADSs and holdings of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Investor Warrants

The following summary of certain terms and provisions of the Investor Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the Warrant Agent Agreement, also referred to as the warrant agreement, and form of Warrant Certificate, which are filed as exhibits to the registration statement of which this prospectus is a part. The Investor Warrants are administered by The Bank of New York Mellon, as warrant agent.

Exercisability

The warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below), together with the ADS issuance fee of up to $0.05 per ADS and other applicable charges and taxes. Unless otherwise specified in the warrant, the holder does not have the right to exercise the warrants, in whole or in part, if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the warrants.

Cashless Exercise

In the event that a registration statement covering ordinary shares underlying the warrants is not effective, and an exemption from registration is not available for the resale of such ordinary shares underlying the warrants, the holder may, in its sole discretion, exercise warrants and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of ADSs determined according to the formula set forth in the warrant agreement. The issuance fee of up to $0.05 per ADS, as well as other applicable charges and taxes, are due and payable upon any cashless exercise.

Exercise Price

The exercise price per ADS purchasable upon exercise of the warrants is $7.50 per ADS and is subject to adjustments for stock splits, reclassifications, subdivisions, and other similar transactions. In addition to the exercise price per ADS, the issuance fee of up to $0.05 per ADS and other applicable charges and taxes are due and payable upon exercise.

Anti-Dilution Provisions

The exercise price is subject to adjustment in the event of sales of our ADSs or an equivalent number of ordinary shares during the eighteen month period following the closing at a price per share less than the exercise price then in effect (or securities convertible or exercisable into ADSs or equivalent number of ordinary shares at a conversion or exercise price less than the exercise price then in effect subject to customary exceptions). In addition, the exercise price and the number of ADSs issuable upon exercise are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock subdivisions and combinations, reclassifications or similar events affecting our ADSs or ordinary shares.

Transferability

Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to the warrant agent, together with the appropriate instruments of transfer.

Warrant Agent and Exchange Listing

The warrants have been issued in registered form under the warrant agreement between us and the warrant agent.

Rights as a Stockholder

Except as otherwise provided in the warrant agreement or by virtue of such holder’s ownership of ADSs or ordinary shares, the holder of warrants does not have rights or privileges of a holder of ADSs or ordinary shares, including any voting rights, until the holder exercises the warrants.

Representative’s Warrants

The following summary of certain terms and provisions of the Representative’s Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the Representative’s Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Exercisability

The warrants are exercisable six months after issuance and at any time up to the date that is four years from the date of issuance. The warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below), together with the ADS issuance fee of up to $0.05 per ADS and other applicable charges and taxes. Unless otherwise specified in the warrant, the holder does not have the right to exercise the warrants, in whole or in part, if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the warrants.

Cashless Exercise

In the event that a registration statement covering ordinary shares underlying the warrants is not effective, and an exemption from registration is not available for the resale of such ordinary shares underlying the warrants, the holder may, in its sole discretion, exercise warrants and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of ADSs determined according to the formula set forth in the warrant agreement. The issuance fee of up to $0.05 per ADS, as well as other applicable charges and taxes, are due and payable upon any cashless exercise.

Exercise Price

The exercise price per ADS purchasable upon exercise of the warrants is $8.775 per ADS and is subject to adjustments for stock splits, reclassifications, subdivisions, and other similar transactions. In addition to the exercise price per ADS, the issuance fee of up to $0.05 per ADS and other applicable charges and taxes are due and payable upon exercise.

Transferability

Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to the warrant agent, together with the appropriate instruments of transfer.

Rights as a Stockholder

Except as otherwise provided in the warrant agreement or by virtue of such holder’s ownership of ADSs or ordinary shares, the holder of warrants does not have rights or privileges of a holder of ADSs or ordinary shares, including any voting rights, until the holder exercises the warrants.

EXPENSES RELATING TO THIS OFFERING

We estimate that the total expenses of this offering payable by us, excluding the underwriting discounts, commissions and expenses, will be approximately $18,000 as follows:

Amount
SEC registration fee	$—
Transfer Agent fees and expenses	4,000
Legal fees and expenses	7,500
Accountant fees and expenses	4,500
Miscellaneous costs	2,000
Total	$18,000

LEGAL MATTERS

The validity of the ADSs and the ordinary shares represented by the ADSs being offered by this prospectus and other legal matters concerning this offering will be passed upon for us by Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, New York, New York with respect to U.S. federal law and Doron Tikotzky Kantor Gutman Cederboum & Co., Israel with respect to Israeli law.

EXPERTS

The financial statements of the Company as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 appearing in this prospectus have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 b to the consolidated financial statements) incorporated by reference herein, and are so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of the ADSs. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We are be subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Furthermore, as a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, we are not be required under the Exchange Act to file annual or other reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Instead, we file with the SEC, within 120 days after the end of each fiscal year, or such other applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also furnish certain other material information to the SEC under cover of Form 6-K.

In addition, because our ordinary shares are traded on the TASE, we have filed Hebrew language periodic and immediate reports with, and furnish information to, the TASE and the ISA, as required under Chapter Six of the Israel Securities Law. Copies of our filings with the ISA can be retrieved electronically through the MAGNA distribution site of the ISA (www.magna.isa.gov.il) and the TASE website (www.maya.tase.co.il).

We maintain a corporate website at www.cellectbio.co. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document.

This prospectus incorporates by reference the documents listed below:

(1)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, filed with the SEC on March 23, 2017; and
(2)	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 27, 2016, including any amendments and reports filed for the purpose of updating such description.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at 23 Hata’as Street Kfar Saba, Israel 44425, Attention: Chief Financial Officer, (+972) (9) 974 1444

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. We may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Israeli Securities Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•	financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;
•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and
•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;
•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and
•	a financial liability imposed on the office holder in favor of a third party.

Under our articles of association, we may insure an office holder against the aforementioned liabilities as well as the following liabilities:

•	a breach of duty of care to the company or to a third party;
•	any other action which is permitted by law to insure an office holder against;

•	expenses incurred and/or paid by the office holder in connection with an administrative enforcement procedure under any applicable law including the Efficiency of Enforcement Procedures and the Israeli Securities Law, which we refer to as an Administrative Enforcement Procedure, and including reasonable litigation expenses and attorney fees; and
•	a financial liability in favor or a victim of a felony pursuant to Section 52ND of the Israeli Securities Law.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;
•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;
•	an act or omission committed with intent to derive illegal personal benefit; or
•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders. See “Management — Approval of Related Party Transactions under Israeli Law.”

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law and the Israeli Securities Law, including expenses incurred and/or paid by the office holder in connection with an Administrative Enforcement Procedure.

Prior to the closing of this offering, we intend to enter into indemnification agreements with our office holders to exculpate, indemnify and insure our office holders to the fullest extent permitted by our articles of association, the Companies Law and the Israeli Securities Law, including expenses incurred and/or paid by the office holder in connection with an Administrative Enforcement Procedure. The indemnification thereunder will be limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount which shall not exceed 25% of our net assets based on our most recently audited or reviewed financial statements prior to actual payment of the indemnification amount. Such maximum amount is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

The following is a summary of transactions during the three years preceding this offering, involving offers and sales of our securities which took place outside the United States and were not registered under the Securities Act:

On May 13, 2014, Michael Ilan Management and Investments Ltd. (a private company wholly-owned by Mr. Michael Ilan) purchased 14,217,070 of our ordinary shares for NIS 15,000,000 in a private placement. In connection with the closing, a broker was granted a total of 426,512 options exercisable into 426,512 ordinary shares and paid cash of NIS 450,000.

On July 31, 2014, we granted options to purchase an aggregate of 1,226,512 ordinary shares (including 426,512 options to the broker for the above-referenced private placement,) to one employee, two senior officers and two consultants.

On September 8, 2014, we granted options to purchase 1,200,000 ordinary shares to our Chief Executive Officer and options to purchase 100,000 ordinary shares to a director.

On April 20, 2015, we published a shelf offering under the shelf prospectus dated November 25, 2014, pursuant to which the public was offered up to 4,500,000 shares and up to 4,500,000 options (Series 1), exercisable into 4,500,000 of our ordinary shares. We exercised our right for an over-allotment not to exceed 15% of the total securities offered through the shelf offering, such that in total, we issued 4,523,500 ordinary shares and 4,523,500 options (Series 1). The total gross proceeds we received in respect of the securities offered to the public according to the shelf offering totaled NIS 6,604,000. In connection with the offering, we granted 200,000 options (Series 1) exercisable for 200,000 ordinary shares to a broker at an exercise price of NIS 1.85 per share.

During June 2015, 341,073 options were exercised for 341,073 ordinary shares, in consideration for a total of NIS 104,000.

On August 26, 2015, we granted to each of our directors, including the external directors, options exercisable for 72,000 ordinary shares.

On December 7, 2015, we granted 2,658,246 options to purchase 2,658,246 ordinary shares to Ronen Twito, our former Deputy Chief Executive Officer and Chief Financial Officer. The options are exercisable at NIS 1.286 per share and expire on December 7, 2025.

On February 18, 2016, the Company completed a private placement of 5,783,437 of our ordinary shares to 28 investors, in consideration for NIS 8.0 million of which the issuance of 287,769 shares is subject to approval by our shareholders. As part of the private placement, we granted 1,927,801 options (Series 2/16) exercisable for 1,927,801 ordinary shares, at an exercise price of NIS 2.1 ($0.54) per share of which the issuance of 95,923 options which was approved by our shareholders.

On March 31, 2016, we granted 600,000 options to purchase 600,000 of our ordinary shares to a consultant. The options are exercisable at NIS 2.1 per share.

On May 29, 2016, 4,000 warrants (Series 1) were exercised and as a result we issued 4,000 ordinary shares for a total exercise price of NIS 7 thousand ($2 thousand).

On May 31, 2016, we granted options to purchase 70,000 of our ordinary shares to an employee pursuant to the terms of our Employee Stock Option Plan. The options are exercisable at NIS 1.68 per share and vest over a period of 36 month and expire on June 2026, or 90 days following employee termination.

None of the transactions after our initial public offering in Israel used the services of a U.S. underwriter. We claimed exemption from registration under the Securities Act for the foregoing transactions under Regulation S under the Securities Act and/or Section 4(a)(2) under the Securities Act.

Item 8. Exhibits and Financial Statement Schedules

(a) The “Exhibit Index” is hereby incorporated by reference herein.

(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
i.	If the registrant is relying on Rule 430B:
A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(d)	The undersigned registrant hereby undertakes that:
i.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
ii.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kfar Saba, State of Israel on March 29, 2017.

Cellect Biotechnology Ltd.

By:	/s/ Dr. Shai Yarkoni Name: Dr. Shai Yarkoni Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on March 29, 2017 in the capacities indicated:

Name	Title	Date
/s/ Dr. Shai Yarkoni Dr. Shai Yarkoni	Chief Executive Officer and Director (Principal Executive Officer)	March 29, 2017
/s/ Eyal Leibovitz Eyal Leibovitz	Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)	March 29, 2017
* Kasbian Nuriel Chirich	Chairman of the Board of Directors	March 29, 2017
* Abraham Nahmias	Director	March 29, 2017
* Dr. Ruth Ben Yakar	Director	March 29, 2017
* Yuval Berman	Director	March 29, 2017
* David Grossman	Director	March 29, 2017
Michael Berelowitz	Director	March 29, 2017
*By:	/s/ Dr. Shai Yarkoni Dr. Shai Yarkoni Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Cellect Biotechnology Ltd. has signed this registration statement in the city of Monsey, the State of New York, on March 29, 2017.

Vcorp Services, LLC

By:	/s/ Isaac Muller Name: Isaac Muller Title: Authorized Representative

EXHIBIT INDEX

Exhibit No.	Exhibit Description
1.1**	Form of Underwriting Agreement.
3.1**	Articles of Association of Cellect Biotechnology Ltd. (unofficial English translation from Hebrew original).
3.2**	Certificate of Name Change of Cellect Biotechnology Ltd. (unofficial English translation from Hebrew original).
4.1**	Form of Deposit Agreement between Cellect Biotechnology Ltd., The Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder.
4.2**	Specimen American Depositary Receipt (included in Exhibit 4.1).
4.3**	Form of Warrant Agent Agreement.
4.4**	Form of Representative’s Warrant.
5.1**	Opinion of Doron Tikotzky Kantor Gutman Cederboum & Co., Israeli counsel to Cellect Biotechnology Ltd. (including consent).
10.1**	Founders Agreement dated June 1, 2011 between Kasbian Nuriel Chirich, Dr. Shai Yarkoni, and Dr. Nadir Askenasy.
10.2**	Chairman of the Board Agreement dated April 30, 2013 between Cellect Biotechnology Ltd. and Kasbian Nuriel Chirich (unofficial English translation from Hebrew original).
10.3**	Employment Agreement dated April 30, 2013 between Cellect Biotechnology Ltd. and Dr. Shai Yarkoni (unofficial English translation from Hebrew original).
10.4**	Employment Agreement dated October 14, 2015 between Cellect Biotechnology Ltd. and Ronen Twito.
10.5**	Consulting Agreement dated April 30, 2013 between Cellect Biotechnology Ltd. and Dr. Nadir Askenasy (unofficial English translation from Hebrew original).
10.6**	Cellect Biotechnology Ltd. 2014 Global Incentive Option Scheme.
10.7**	Joint Product Development Agreement dated June 17, 2015 between Cellect Biotechnology Ltd. and Entegris Inc.
10.8**	Amendment to Dr. Shai Yarkoni Employment Agreement dated July 24, 2016 between Cellect Biotherapeutics Ltd. and Dr. Shai Yarkoni (unofficial English translation from Hebrew original).
10.9**	Amendment to Kasbian Nuriel Chirich Employment Agreement dated July 24, 2016 between Cellect Biotherapeutics Ltd. and Kasbian Nuriel Chirich (unofficial English translation from Hebrew original).
21.1**	Subsidiaries of Cellect Biotechnology Ltd.
23.1	Consent of Kost Forer Gabbay & Kasierer, Certified Public Accountant (Isr.), a member of Ernst & Young Israel.
23.2**	Consent of Doron Tikotzky Kantor Gutman Cederboum & Co., Israeli counsel to Cellect Biotechnology Ltd. (included in Exhibit 5.1).
24.1**	Power of Attorney (included on the signature pages of the Registration Statement).

**	Previously filed.